United States Steel Corporation
Public Affairs
600 Grant Street
Pittsburgh, PA 15219-2800

News

Contacts:	Media Erin DiPietro (412) 433-6845 Investors/Analysts Dan Lesnak (412) 433-1184
FOR IMMEDIATE RELEASE

UNITED STATES STEEL CORPORATION REPORTS
2010 SECOND QUARTER RESULTS

•	Net loss of $25 million, or $0.17 per diluted share, including $96 million, or $0.62 per diluted share, net foreign currency remeasurement losses on intercompany loans

•	Income from operations of $198 million, significant improvement from first quarter 2010, all three reportable operating segments profitable

•	Shipments of 5.9 million tons, an increase of 9 percent from first quarter 2010

•	Net sales of $4.7 billion, an increase of 20 percent from first quarter 2010

•	Operating results, net sales and shipments reflect a sharp turnaround from the second quarter of 2009

•	Maintained strong liquidity position with $947 million of cash and $2.5 billion of total liquidity

PITTSBURGH, July 27, 2010 – United States Steel Corporation (NYSE: X) reported a second quarter 2010 net loss of $25 million, or $0.17 per diluted share.  These results reflect a considerable improvement over the net losses of $157 million, or $1.10 per diluted share, in the first quarter of 2010 and $392 million, or $2.92 per diluted share, in the second quarter of 2009.

Earnings Highlights
(Dollars in millions except per share data)	2Q 2010	1Q 2010	2Q 2009
Net sales	$4,681	$3,896	$2,127
Segment income (loss) from operations
Flat-rolled	$98	$(80)	$(362)
U. S. Steel Europe	19	12	(53)
Tubular	96	45	(88)
Other Businesses	28	10	(7)
Total segment income (loss) from operations	$241	$(13)	$(510)
Retiree benefit expenses	(43)	(44)	(34)
Other items not allocated to segments	-	-	79
Income (loss) from operations	$198	$(57)	$(465)
Net interest and other financial costs	150	108	9
Income tax provision (benefit)	72	(7)	(82)
Net income (loss) attributable to noncontrolling interests	1	(1)	-
Net loss attributable to United States Steel Corporation	$(25)	$(157)	$(392)
- Per basic share	$(0.17)	$(1.10)	$(2.92)
- Per diluted share	$(0.17)	$(1.10)	$(2.92)

Commenting on results, U. S. Steel Chairman and CEO John P. Surma said, “Operating results improved significantly from the first quarter of 2010. Sequentially, the most notable improvement was in our Flat-rolled segment, which benefitted from increased average realized prices and healthy order rates in most of our markets. In Europe, we had our second consecutive profitable quarter, and our Tubular segment income from operations more than doubled as compared to the first quarter of 2010.”

The company reported second quarter income from operations of $198 million, compared to a loss from operations of $57 million in the first quarter of 2010 and a loss from operations of $465 million in the second quarter of 2009. Operating results were substantially higher than the second quarter of 2009 as income from operations improved by $663 million, net sales increased by 120 percent to $4.7 billion and shipments increased 100 percent to 5.9 million tons.

Other items not allocated to segments in the second quarter of 2009 increased net income by $49 million, or 36 cents per diluted share. There were no such items in the first or second quarter of 2010.

Net interest and other financial costs in the second quarter of 2010 included a foreign currency loss that decreased net income by $96 million, or 62 cents per diluted share. This net loss primarily resulted from the impact of significant weakening of the euro against the U.S. dollar during the second quarter on the accounting remeasurement of a $1.4 billion U.S. dollar-denominated intercompany loan to a European subsidiary, partially offset by gains on Euro-U.S. dollar derivatives activity. This compares to a foreign currency loss that decreased net income by $56 million, or 39 cents per diluted share, in the first quarter of 2010 and a foreign currency gain that increased net income by $41 million, or 31 cents per diluted share, in the second quarter of 2009.

For the six months ended June 30, 2010, we recorded a tax provision of $65 million on our pre-tax loss of $117 million. In accordance with accounting guidance, the tax provision does not reflect any tax benefit for pre-tax losses in Canada and Serbia, which are jurisdictions where we have recorded a full valuation allowance on deferred tax assets.

As of June 30, 2010, U. S. Steel had $947 million of cash and $2.5 billion of total liquidity as compared to $1.4 billion of cash and $2.9 billion of total liquidity at March 31, 2010.

Reportable Segments and Other Businesses

Management believes segment income from operations is a key measure in evaluating company performance. U. S. Steel’s reportable segments and Other Businesses reported segment income from operations of $241 million, or $41 per ton, in the second quarter of 2010, compared with a loss of $13 million, or $2 per ton, in the first quarter of 2010 and a loss of $510 million, or $173 per ton, in the second quarter of 2009.

Flat-rolled results improved significantly from the first quarter 2010, primarily reflecting the benefits of increases in average realized prices, as well as higher trade and intersegment shipments, lower energy costs and increased production volumes. Partially offsetting these improvements were increased facility repair and maintenance costs, mainly related to approximately $60 million of repair and maintenance costs at Lake Erie Works, where we performed extensive work on the major operating units in connection with a restart of the facility; and higher raw material costs, mainly due to higher prices for purchased coke and scrap in the second quarter versus the first quarter. The raw steel capability utilization rate for the Flat-rolled segment increased from 73 percent to 82 percent as we operated all of our steelmaking facilities throughout the quarter with the exception of Lake Erie Works. Adjusting for Lake Erie Works, which restarted steel production late in the second quarter, Flat-rolled operated at 91 percent of available raw steel capability in the second quarter of 2010. Shipments increased by 14 percent to 4.1 million tons and average realized prices increased by $46 per ton from the first quarter of 2010 to $700 per ton. The higher average realized prices were driven by increases in both spot and index-based contract prices, which more than offset the mix impact of increased semi-finished shipments. Reported spot market prices increased each month this year before moving lower in June.

Second quarter 2010 results for U. S. Steel Europe (USSE) improved slightly compared to the first quarter of 2010 as the benefit of increases in euro-based transaction prices was substantially offset by increases in raw materials costs. Shipments decreased by nine percent to 1.4 million tons due to reduced spot market customer order rates midway through the quarter. Reported average realized prices increased by $73 per ton to $687 per ton. USSE operated at 89 percent of raw steel capability for the second quarter, slightly higher than the first quarter.

Second quarter 2010 results for Tubular improved significantly from the first quarter of 2010. The benefits of increases in average realized prices and higher shipments were only partially offset by increased costs for steel substrate, most of which is supplied by the Flat-rolled segment. Shipments increased 40 percent to 433 thousand tons and the reported average realized price for the segment increased by $107 per ton to $1,496 per ton. Operating rates continued to increase throughout the quarter in line with demand trends, particularly for alloy oil country tubular goods (OCTG).

Second quarter 2010 results for Other Businesses improved from the first quarter of 2010 primarily due to a second quarter sale of land by our real estate operations.

Outlook

Commenting on U. S. Steel’s outlook for the third quarter, Surma said, “We expect to report an overall operating profit in the third quarter as the U.S. and European economies continue to work their way through a gradual and uneven recovery process. Operating results are expected to be below the second quarter largely due to a decrease in shipping and production volumes for our Flat-rolled segment, reflecting slower order rates, primarily from spot market customers thus far in the quarter, which likely includes some normal seasonal variations and the impact of shorter lead times; however, reported carbon flat-rolled inventory levels on a months-of-supply basis at North American service centers remain below historical averages and end user demand appears stable. Similar market conditions prevail for our European operations.”

Third quarter 2010 results for Flat-rolled are expected to be near break-even levels due to lower trade and intersegment shipments and production volumes, and increased costs for raw materials and energy. The favorable effect due to the absence of Lake Erie Works repair and maintenance costs is expected to be offset by increased costs related primarily to planned maintenance work on several blast furnaces and repairs of the transportation system used to deliver raw materials to Gary Works’ blast furnaces. We expect average realized prices for the third quarter to be in line with the second quarter as the benefits of a higher value-added mix of shipments and increased prices for both index-based contracts and recently negotiated contracts offset decreases in spot market prices.

Third quarter results for USSE are expected to be comparable to the second quarter as the benefits of higher euro-based transaction prices are offset by increased raw materials costs. We expect slightly lower shipments due to reduced order rates from our spot market customers and normal seasonal variations. In response to these lower order rates, we have idled a blast furnace at U. S. Steel Serbia. We also have begun planned maintenance work on a blast furnace at U.S. Steel Kosice.

Third quarter results for Tubular are expected to improve as compared to the second quarter. The benefits of higher average realized prices and decreased costs for steel substrate are expected to be only partially offset by the impact of lower carbon OCTG and welded line pipe shipments.

The results for Other Businesses are expected to be lower in the third quarter due primarily to the second quarter impact of a land sale by our real estate operations.

*****

This release contains forward-looking statements with respect to market conditions, operating costs, shipments, prices, capital spending, and employee benefit costs and payments. Although we believe that we are in the early stages of a gradual economic recovery, U. S. Steel cannot control or predict the extent and timing of economic recovery. As the recovery occurs, U. S. Steel is incurring and will continue to incur costs to rebuild working capital, but we cannot accurately forecast the amount of such costs. Other more normal factors that could affect market conditions, costs, shipments and prices for both North American operations and USSE include (a) foreign currently fluctuations and related activities; (b) global product demand, prices and mix; (c) global and company steel production levels; (d) plant operating performance; (e) natural gas, electricity, raw materials and transportation prices, usage and availability; (f) international trade developments; (g) the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to short-term contract and spot prices of steel products; (h) changes in environmental, tax, pension and other laws; (i) the terms of collective bargaining agreements, including any successor to the labor agreement covering our Hamilton Works operations; (j) employee strikes or other labor issues; (k) power outages; and (l) U.S. and global economic performance and political developments. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies, including those related to CO2 emissions and climate change. Economic conditions and political factors in Europe and Canada that may affect USSE’s and U. S. Steel Canada’s results include, but are not limited to, (m) taxation, (n) nationalization, (o) inflation, (p) government instability, (q) political unrest, (r) regulatory actions, and (s) quotas, tariffs, and other protectionist measures. Factors that may affect our decisions on strategic initiatives include, among other things, (w) the cost and availability of capital; (x) the anticipated cost of additional facilities (whether built or acquired); (y) current and anticipated product demand in the automotive and shale natural gas markets and availability of alternative products for such applications. Factors that may affect our ability to construct new facilities include (z) levels of cash flow from operations, (aa) general economic conditions, (bb) business conditions, (cc) cost and availability of capital, (dd) receipt of necessary permits, and (ee) unforeseen hazards such as contractor performance, material shortages, weather conditions, explosions or fires. The tax provision for the first six months ended June 30, 2010, is based on an estimated annual effective rate, which requires management to make its best estimate of annual pretax income or loss. During the year, management regularly updates forecasted annual pretax results for the various countries in which we operate based on changes in factors such as prices, shipments, product mix, plant operating performance and cost estimates. To the extent that actual 2010 pretax results for U.S. and foreign income or loss vary from estimates applied at the end of the most recent interim period, the actual tax provision or benefit recognized in 2010 could be materially different from the forecasted amount used to estimate the tax provision for the six months ended June 30, 2010. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in U. S. Steel’s Annual Report on Form 10-K for the year ended December 31, 2009, and in subsequent filings for U. S. Steel.

A Consolidated Statement of Operations (Unaudited), Consolidated Statement of Cash Flows (Unaudited), Condensed Consolidated Balance Sheet (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.

The company will conduct a conference call on second quarter earnings on Tuesday, July 27, at 2 p.m. EDT. To listen to the webcast of the conference call, visit the U. S. Steel website, www.ussteel.com, and click on “Overview” then “Current Information” under the “Investors” section.

For more information on U. S. Steel, visit our website at www.ussteel.com.

-oOo-

2010-22

UNITED STATES STEEL CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended			Six Months Ended
	June 30	March 31	June 30	June 30
(Dollars in millions)	2010	2010	2009	2010	2009

NET SALES	$4,681	$3,896	$ $ 2,127	$8,577	$4,877

OPERATING EXPENSES (INCOME):
Cost of sales (excludes items shown below)	4,184	3,639	2,340	7,823	5,347
Selling, general and administrative expenses	152	148	154	300	297
Depreciation, depletion and amortization	162	165	159	327	317
(Income) loss from investees	(9)	5	10	(4)	31
Net gains on disposal of assets	(2)	(3)	(36)	(5)	(133)
Other income, net	(4)	(1)	(35)	(5)	(39)
Total operating expenses	4,483	3,953	2,592	8,436	5,820
INCOME (LOSS) FROM OPERATIONS	198	(57)	(465)	141	(943)
Net interest and other financial costs	150	108	9	258	80
INCOME (LOSS) BEFORE INCOME TAXES	48	(165)	(474)	(117)	(1,023)
Income tax provision (benefit)	72	(7)	(82)	65	(192)
Net income (loss)	(24)	(158)	(392)	(182)	(831)
Less: Net income (loss) attributable to noncontrolling interests	1	(1)	-	-	-
NET LOSS ATTRIBUTABLE UNITED STATES STEEL CORPORATION	$(25)	$(157)	$(392)	$(182)	$(831)

COMMON STOCK DATA:
Net loss per share attributable to United States Steel Corporation shareholders:
- Basic	$(0.17)	$(1.10)	$(2.92)	$(1.27)	$(6.63)
- Diluted	$(0.17)	$(1.10)	$(2.92)	$(1.27)	$(6.63)

Weighted average shares, in thousands
- Basic	143,504	143,390	134,634	143,447	125,420
- Diluted	143,504	143,390	134,634	143,447	125,420

Dividends paid per common share	$.05	$.05	$.05	$.10	$.35

UNITED STATES STEEL CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30
(Dollars in millions)	2010	2009
Cash provided from operating activities:
Net income (loss)	$(182)	$(831)
Depreciation, depletion and amortization	327	317
Pensions and other postretirement benefits	(164)	1
Deferred income taxes	41	(248)
Net gains on disposal of assets	(5)	(133)
Working capital changes	(703)	1,289
Income taxes receivable/payable	237	(76)
Other operating activities	101	42
Total	(348)	361
Cash used in investing activities:
Capital expenditures	(242)	(206)
Capital expenditures – variable interest entities	-	(93)
Disposal of assets	80	339
Other investing activities	(23)	(55)
Total	(185)	(15)
Cash provided from financing activities:
Issuance of long-term debt	669	839
Repayment of borrowings under revolving credit facilities	(270)	-
Repayment of long-term debt	(103)	(667)
Common stock issued	2	666
Common stock repurchased	-	-
Dividends paid	(14)	(42)
Other financing activities	-	90
Total	284	886
Effect of exchange rate changes on cash	(22)	(6)
Net increase (decrease) in cash and cash equivalents	(271)	1,226
Cash at beginning of the year	1,218	724
Cash at end of the period	$947	$1,950

UNITED STATES STEEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

	June 30	Dec. 31
(Dollars in millions)	2010	2009
Cash and cash equivalents	$947	$1,218
Receivables, net	2,362	1,567
Inventories	2,012	1,679
Other current assets	488	551
Total current assets	5,809	5,015
Property, plant and equipment, net	6,203	6,820
Investments and long-term receivables, net	647	695
Goodwill and intangible assets, net	2,006	2,006
Other assets	753	886
Total assets	$15,418	$15,422
Accounts payable	$1,901	$1,457
Payroll and benefits payable	754	854
Short-term debt and current maturities of long-term debt	21	19
Other current liabilities	216	144
Total current liabilities	2,892	2,474
Long-term debt, less unamortized discount	3,639	3,345
Employee benefits	3,986	4,143
Other long-term liabilities	451	481
United States Steel Corporation stockholders’ equity	4,449	4,676
Noncontrolling interests	1	303
Total liabilities and stockholders’ equity	$15,418	$15,422

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Six Months Ended
	June 30	March 31	June 30	June 30
(Dollars in millions)	2010	2010	2009	2010	2009

INCOME (LOSS) FROM OPERATIONS
Flat-rolled	$98	$(80)	$(362)	$18	$(784)
U. S. Steel Europe	19	12	(53)	31	(212)
Tubular	96	45	(88)	141	39
Other Businesses	28	10	(7)	38	(10)
Segment Income (Loss) from Operations	241	(13)	(510)	228	(967)
Retiree benefit expenses	(43)	(44)	(34)	(87)	(66)
Other items not allocated to segments:
Litigation reserve	-	-	45	-	45
Federal excise tax refund	-	-	34	-	34
Net gain on sale of assets	-	-	-	-	97
Workforce reduction charges	-	-	-	-	(86)
Total Income (Loss) from Operations	$198	$(57)	$(465)	$141	$(943)

CAPITAL EXPENDITURES
Flat-rolled	$74	$80	$65	$154	$163
U. S. Steel Europe	28	44	18	72	28
Tubular	13	-	3	13	6
Other Businesses	2	1	2	3	9
Total	$117	$125	$88	$242	$206

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Six Months Ended
	June 30	March 31	June 30	June 30
	2010	2010	2009	2010	2009
OPERATING STATISTICS
Average realized price:($/net ton)(a)
Flat-rolled	700	654	677	678	697
U. S. Steel Europe	687	614	602	649	634
Tubular	1,496	1,389	1,526	1,452	2,100
Steel Shipments:(a)(b)
Flat-rolled	4,061	3,572	1,815	7,633	3,938
U. S. Steel Europe	1,386	1,522	1,035	2,908	1,932
Tubular	433	310	92	743	299
Total Steel Shipments	5,880	5,404	2,942	11,284	6,169
Intersegment Shipments:(b)
Flat-rolled to Tubular	441	368	34	802	122
Raw Steel-Production:(b)
Flat-rolled	4,979	4,383	1,964	9,165	4,243
U. S. Steel Europe	1,637	1,588	1,059	3,225	2,058
Raw Steel-Capability Utilization:(c)
Flat-rolled	82%	73%	32%	78%	35%
U. S. Steel Europe	89%	87%	57%	88%	56%

(a)	Excludes intersegment shipments.
(b)	Thousands of net tons.
(c)	Based on annual raw steel production capability of 24.3 million net tons for Flat-rolled and 7.4 million net tons for U. S. Steel Europe.